Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Al Kapoor and Robert O. Nelson II and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Al Kapoor	Chairman and Chief Executive Officer	May 23, 2024
Al Kapoor	(Principal Executive Officer)

/s/ Robert O. Nelson II	Chief Financial Officer and Secretary	May 23, 2024
Robert O. Nelson II	(Principal Accounting and Financial Officer)

/s/ Walter A. Bishop	Director	May 23, 2024
Walter A. Bishop

/s/ Brent D. Rosenthal	Director	May 23, 2024
Brent D. Rosenthal

/s/ Albert A. Manzone	Director	May 23, 2024
Albert A. Manzone